www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS FIRST QUARTER RESULTS
Earnings per Share Increased 19.0% to $0.50
Sales Increased 10.2% to $1.47 Billion
Comparable Store Sales Increased 4.9%

Brentwood, TN, April 20, 2016 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retail store chain in the United States, today announced financial results for its first quarter ended March 26, 2016.

First Quarter Results
Net sales increased 10.2% to $1.47 billion from $1.33 billion in the prior year’s first quarter. Comparable store sales increased 4.9% compared to a 5.7% increase in the prior year period. The increase in comparable store sales was driven by an increase in both traffic and ticket, with comparable store transaction count increasing 4.2% and average ticket increasing 0.7%. Sales were broad-based, with all of our major product categories and geographic regions generating positive comparable store sales. Solid performance in consumable, usable and edible (C.U.E.) products, specifically pet and livestock consumables benefited sales. Seasonal products including lawn and garden, riding lawn mowers and fencing also performed very well, driven in part by early spring weather in the first quarter of 2016.

Gross profit increased 11.2% to $494.4 million from $444.6 million in the prior year’s first quarter, and gross margin improved to 33.7% compared to 33.4% in the prior year period. The increase in gross margin was driven primarily by improved merchandise margin, which was partially offset by increased transportation costs. The improvement in merchandise margin resulted principally from our key margin initiatives of price management, imports and exclusive brands as well as cost negotiations and vendor support programs.

Selling, general and administrative (SG&A) expenses, including depreciation and amortization, increased 9.8% to $386.2 million from $351.8 million in the prior year period. As a percent of net sales, SG&A decreased by 10 basis points to 26.3%. SG&A benefited from the strong comparable store sales increase and effective expense control and payroll management.

Net income increased 16.6% to $67.7 million from $58.0 million and diluted earnings per share increased 19.0% to $0.50 from $0.42 in the first quarter of the prior year.

The Company opened 36 new stores and closed three stores, all of which were Del’s stores, in the first quarter of 2016 compared to 41 new store openings and one store closure in the prior year period.

Greg Sandfort, President and Chief Executive Officer, stated, “We are pleased with our results and execution in the first quarter. Comparable store sales increased 4.9% and were balanced across product categories and regions. We know the seasons and weather can influence the timing of when our customers buy certain products, but we also know it is our job to manage the business accordingly. Once again, the team did an excellent job and we believe our first quarter results demonstrate the resiliency of our business model.”

Mr. Sandfort continued, “Although we are off to a solid start in the first quarter, we recognize the importance of the spring selling season to our first half performance. We believe we have the inventory, people and processes in place to continue to meet the needs of our customers and drive our business.”

Fiscal 2016 Outlook
The Company is reiterating the following guidance for the results of operations expected for fiscal 2016:

Net Sales	$6.9 billion - $7.0 billion
Comparable Store Sales	3.5% - 5.0%
Net Income	$455 million - $467 million
Earnings per Diluted Share	$3.40 - $3.48
Capital Expenditures	$230 million - $250 million

Included in this forecast are additional expenses related to the first year of operations for the new Casa Grande, Arizona distribution center and the continued transition of the Company’s Del’s stores to Tractor Supply stores. The forecast also considers the impact of the additional 53rd week in fiscal 2016. Anticipated capital expenditures include spending to support 115 - 120 new store openings.

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly and full year results. The call will be broadcast simultaneously over the Internet on the Company’s website at IR.TractorSupply.com.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
At March 26, 2016, Tractor Supply Company operated 1,521 stores in 49 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers and others who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located primarily in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, livestock, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including heating, lawn and garden items, power equipment, gifts and toys; (4) work/recreational clothing and footwear; and (5) maintenance products for agricultural and rural use.

Forward Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding sales and earnings growth, estimated results of operations, capital expenditures, marketing, merchandising and strategic initiatives and new store and distribution center openings in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the timing and mix of goods sold,  purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses and execute our key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, the ability to open new stores in the manner and number currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of employee or customer data, ongoing and potential future legal or regulatory proceedings, management of our information systems, failure to develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes and results of examination by taxing authorities, the ability to maintain an effective system of internal control over financial reporting, and changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	FIRST QUARTER ENDED
	March 26, 2016		March 28, 2015

		% of		% of
		Sales		Sales
Net sales	$1,467,797	100.0%	$1,331,352	100.0%
Cost of merchandise sold	973,353	66.3	886,747	66.6
Gross profit	494,444	33.7	444,605	33.4

Selling, general and administrative expenses	352,672	24.0	321,476	24.1
Depreciation and amortization	33,577	2.3	30,282	2.3

Operating income	108,195	7.4	92,847	7.0
Interest expense, net	1,125	0.1	866	0.1

Income before income taxes	107,070	7.3	91,981	6.9
Income tax expense	39,402	2.7	33,941	2.5
Net income	$67,668	4.6%	$58,040	4.4%

Net income per share:
Basic	$0.51		$0.43
Diluted	$0.50		$0.42

Weighted average shares outstanding:
Basic	133,630		136,347
Diluted	134,709		137,735

Dividends declared per common share outstanding	$0.20		$0.16

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 26, 2016	March 28, 2015
ASSETS
Current assets:
Cash and cash equivalents	$74,501	$57,133
Inventories	1,470,691	1,370,965
Prepaid expenses and other current assets	80,858	64,967
Total current assets	1,626,050	1,493,065

Property and equipment:
Land	87,005	80,705
Buildings and improvements	838,336	713,132
Furniture, fixtures and equipment	534,335	466,663
Computer software and hardware	187,477	161,884
Construction in progress	37,137	52,523
Property and equipment, gross	1,684,290	1,474,907
Accumulated depreciation and amortization	(828,789)	(725,155)
Property and equipment, net	855,501	749,752

Goodwill	10,258	10,258
Deferred income taxes	55,798	49,385
Other assets	16,921	19,550

Total assets	$2,564,528	$2,322,010

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$582,745	$585,551
Accrued employee compensation	10,994	9,483
Other accrued expenses	178,747	180,829
Current portion of long-term debt	10,000	—
Current portion of capital lease obligations	1,081	441
Income taxes payable	29,830	28,684
Total current liabilities	813,397	804,988

Long-term debt	238,641	60,000
Capital lease obligations, less current maturities	21,761	8,761
Deferred rent	86,960	80,946
Other long-term liabilities	51,066	52,437
Total liabilities	1,211,825	1,007,132

Stockholders’ equity:
Common stock	1,354	1,347
Additional paid-in capital	613,686	544,042
Treasury stock	(1,528,892)	(1,185,030)
Retained earnings	2,266,555	1,954,519
Total stockholders’ equity	1,352,703	1,314,878

Total liabilities and stockholders’ equity	$2,564,528	$2,322,010

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended
	March 26, 2016	March 28, 2015
Cash flows from operating activities:
Net income	$67,668	$58,040
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,577	30,282
Loss on disposition of property and equipment	80	(47)
Share-based compensation expense	5,269	4,999
Excess tax benefit of stock options exercised	(3,090)	(8,181)
Deferred income taxes	(604)	359
Change in assets and liabilities:
Inventories	(186,316)	(255,515)
Prepaid expenses and other current assets	6,652	1,477
Accounts payable	155,496	214,728
Accrued employee compensation	(31,690)	(27,573)
Other accrued expenses	(15,879)	(8,074)
Income taxes	31,234	24,429
Other	157	1,389
Net cash provided by operating activities	62,554	36,313
Cash flows from investing activities:
Capital expenditures	(36,732)	(48,767)
Proceeds from sale of property and equipment	20	265
Net cash used in investing activities	(36,712)	(48,502)
Cash flows from financing activities:
Borrowings under senior credit facility	475,000	110,000
Repayments under senior credit facility	(375,000)	(50,000)
Debt issuance costs	(1,380)	—
Excess tax benefit of stock options exercised	3,090	8,181
Principal payments under capital lease obligations	(246)	(90)
Repurchase of shares to satisfy tax obligations	(843)	(1,078)
Repurchase of common stock	(99,102)	(47,945)
Net proceeds from issuance of common stock	10,041	20,948
Cash dividends paid to stockholders	(26,714)	(21,828)
Net cash (used in) provided by financing activities	(15,154)	18,188
Net change in cash and cash equivalents	10,688	5,999
Cash and cash equivalents at beginning of period	63,813	51,134
Cash and cash equivalents at end of period	$74,501	$57,133

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$791	$464
Income taxes	8,642	8,979

Supplemental disclosures of non-cash activities:
Property and equipment acquired through capital lease	$5,218	$4,122
Non-cash accruals for construction in progress	15,652	21,181

Selected Financial and Operating Information
(Unaudited)

	FIRST QUARTER ENDED
	March 26, 2016	March 28, 2015
Sales Information:
Comparable store sales increase	4.9%	5.7%
New store sales (% of total sales)	5.3%	6.2%
Average transaction value	$42.48	$42.08

Comparable store average transaction value increase	0.7%	0.8%
Comparable store average transaction count increase	4.2%	4.8%
Total selling square footage (000’s)	$24,498	22,810
Exclusive brands (% of total sales)	31.7%	32.2%
Imports (% of total sales)	12.3%	11.5%

Store Count Information:
Beginning of period	1,488	1,382
New stores opened	36	41
Stores closed	(3)	(1)
End of period	1,521	1,422

Pre-opening costs (000’s)	$2,511	$2,767

Balance Sheet Information:
Average inventory per store (000’s) (a)	$914.0	$905.5
Inventory turns (annualized)	2.94	3.02
Share repurchase program:
Cost (000’s)	$99,102	$47,945
Average purchase price per share	$83.70	$80.42

Capital Expenditures (millions):
New and relocated stores and stores not yet opened	$22.5	$20.7
Information technology	6.8	6.5
Existing stores	4.4	2.7
Distribution center capacity and improvements	3.0	18.4
Corporate and other	—	0.5
Total	$36.7	$48.8

(a) Assumes average inventory cost, excluding inventory in transit.